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Exhibit 5.2

December 9, 2010

OnCURE Holdings, Inc.
188 Inverness Drive West
Suite 650
Englewood, Colorado 80112

  Re:
  OnCURE Holdings, Inc. 11 3/4% Senior Secured Notes due 2017

Ladies and Gentlemen:

        This opinion letter is being provided to you by us as special Florida counsel for JAXPET, LLC, a Florida limited liability company ("JAXPET"), JAXPET/Positech, L.L.C., a Florida limited liability company ("Positech" and, together with JAXPET, the "Florida Subsidiary LLCs"), Manatee Radiation Oncology, Inc., a Florida corporation ("Manatee"), Sarasota Radiation & Medical Oncology Center, Inc., a Florida corporation ("Sarasota"), Venice Oncology Center, Inc., a Florida corporation ("Venice"), Englewood Oncology, Inc., a Florida corporation ("Englewood"), Charlotte Community Radiation Oncology, Inc., a Florida corporation ("Charlotte"), Interhealth Facility Transport, Inc., a Florida corporation ("Transport"), Sarasota County Oncology, Inc., a Florida corporation ("County" and, together with Manatee, Sarasota, Venice, Englewood, Charlotte and Transport, the "Florida Subsidiary Corporations") (the Florida Subsidiary LLCs and the Florida Subsidiary Corporations are individually referred to herein as a "Florida Subsidiary" and collectively as the "Florida Subsidiaries"), in connection with the Purchase Agreement dated as of May 6, 2010 (the "Purchase Agreement") by and among each of the above listed Florida Subsidiaries, other subsidiaries who are affiliates of the Florida Subsidiaries, and OnCURE Holdings, Inc., a Delaware corporation. Capitalized terms used herein without definition shall have the same meanings herein as are assigned to them in the Purchase Agreement.

        In rendering the opinions expressed herein, we have examined execution copies of the following documents:

  1.     The Indenture dated as of May 13, 2010 among OnCURE Holdings, Inc., the Guarantors, and Wilmington Trust FSB, as Trustee and Collateral Agent, relating to the 11 3/4% Senior Secured Notes due 2017 (the "Indenture");

  2.     The Notation of Guarantee Relating to the A1 Global Note, dated as of May 13, 2010;

  3.     The Notation of Guarantee Relating to the 144A Global Note, dated as of May 13, 2010;

  4.     The Notation of Guarantee Relating to the Regulation S Global Note, dated as of May 13, 2010;

  5.     Secretary's Certificates for each of the Florida Subsidiary Corporations dated the date hereof (the "Corporate Secretary's Certificates"), copies of which have been delivered to you;

  6.     Secretary's Certificates for each of the Florida Subsidiary LLCs dated the date hereof (the "LLC Secretary's Certificates"), copies of which have been delivered to you; and

  7.     Such statutes, regulations, rulings and judicial decisions as we have deemed necessary or appropriate to render the opinions expressed herein.

        The documents referred to in Items 1 through 4, above, are referred to collectively herein as the "Documents."

        In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records and have made such examinations of law, as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

        In rendering the opinion expressed herein, we have, with your express permission, and without independent verification or investigation, assumed that all information contained in the Corporate Secretary's Certificates and the LLC Secretary's Certificates, including the exhibits thereto, is accurate and complete as of the date hereof and have relied solely upon our review of the certifications made therein.

        Except as otherwise stated herein, as to factual matters we have, with your consent, relied upon the foregoing, and upon written statements and representations of officers and other representatives of the parties to the Documents, including representations and warranties of the parties in the Documents. We have not independently verified such factual matters.

        The opinions expressed herein are limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention or any changes in law that hereafter may occur.

        We are admitted to the practice of law only in the State of Florida, and nothing herein shall be construed to be an opinion as to the effect of the laws of any jurisdiction other than the State of Florida.

        Based upon the foregoing and subject to the qualifications, limitations, exclusions and exceptions set forth herein, it is our opinion that (i) the execution, delivery and performance of the Documents by each of the Florida Subsidiary Corporations that is a party thereto have been duly authorized by all necessary corporate action of the Florida Subsidiary Corporations; and (ii) the execution, delivery and performance of the Documents by each of the Florida Subsidiary LLCs that is a party thereto have been duly authorized by all necessary limited liability company action of the Florida Subsidiary LLCs.

        We provide no opinion with respect to (i) the enforceability of the Documents, (ii) the creation, validity, or priority of any security interest or lien, (iii) the perfection of any security interest or lien, or (iv) the effectiveness of any sale or other conveyance or transfer of real or personal property.

        This opinion is for your benefit in connection with the Registration Statement and may be relied on by you and the persons entitled to rely on it pursuant to the applicable provisions of the Securities Act of 1933.

        Our firm consents to the submission of this opinion letter as an exhibit to the Registration Statement on Form S-4 filed by OnCURE Holdings, Inc. with the United States Securities and Exchange Commission on October 22, 2010, and any publication related thereto, but for no other purposes.

Very truly yours,
SMITH HULSEY & BUSEY, PROFESSIONAL ASSOCIATION

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  Exhibit 5.2